UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vital Therapies, Inc.

(Name of Registrant as Specified in its Charter)

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LEADING INDEPENDENT PROXY ADVISORY FIRMS ISS AND GLASS LEWIS

RECOMMEND VITAL THERAPIES STOCKHOLDERS VOTE “FOR”

THE PROPOSED BUSINESS TRANSACTION WITH IMMUNIC AG

AND ALL THE RELATED PROPOSALS

SAN DIEGO – March 25, 2019 – Vital Therapies, Inc. (VTL) announced today that Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co., LLC (Glass Lewis) have both recommended that Vital Therapies stockholders vote “FOR” the proposed business combination with Immunic AG and the related proposals in the Company’s proxy statement/prospectus for the special meeting of its stockholders to be held on April 4, 2019 at 9:00 a.m. Pacific Time.

ISS and Glass Lewis are widely recognized as the leading independent voting and corporate governance advisory firms. Their analysis and recommendations are relied on by many major institutional investment firms, mutual funds and fiduciaries around the globe.

In its report, ISS stated, among other things, that “the proposed merger appears to be the best available alternative for shareholders. It appears unlikely that a liquidation would return materially greater value to shareholders given the company’s cash burn, the costs of terminating the transaction, and the costs associated with a liquidation. Moreover, the market reaction at announcement was not overly negative relative to the index, and the board conducted what appears to have been a thorough strategic review process”.

ISS further noted that “the reverse merger provides a vehicle for Immunic to become a public company on a major exchange, which the companies believe will facilitate the combined company obtaining additional capital in the future to support development and commercialization activities. Following the transaction, the combined company will focus on Immunic’s three development programs.”

Additionally, Glass Lewis concluded that “Given the depth of the board’s review, Vital’s small scale and the Company’s lack of viable product candidates, we do not see significant cause for investors to object to the proposed outcome.” Glass Lewis further noted “we believe there is sufficient cause for investor support here.”

Commenting on the proxy advisors’ reports, Duane Nash, President and Chief Executive Officer of Vital Therapies stated: “The ISS and Glass Lewis recommendations are consistent with our view that this transaction with Immunic is the best path forward and has the potential to deliver significant and near-term value to Vital Therapies stockholders”.

The business combination has been unanimously approved by the boards of directors of both companies and Vital Therapies urges its stockholders to vote “FOR” the business combination and the other proposals set forth in the proxy statement/prospectus, a copy of which has been provided to Vital Therapies stockholders of record as of February 15, 2019.

Vital Therapies stockholders should note that the exchange proposal (Proposal 1), the change in control proposal (Proposal 2), the name change proposal (Proposal 3) and the reverse stock split proposal (Proposal 4) must all be approved for the business combination to be completed. If any of those proposals is not approved, the transaction will not go forward. In addition, Proposals 3 and 4 must be approved by a majority of Vital Therapies’ outstanding common stock as of the record date, so every vote in favor of these proposals is extremely important no matter how many or how few shares you own. Ownership of Vital Therapies shares is widely dispersed, and it is therefore important to have as many of the Vital Therapies stockholders as possible vote regardless of the number of shares owned. Not voting is the same as voting “AGAINST” the transaction.

THE BUSINESS COMBINATION WILL NOT GO FORWARD UNLESS

THE EXCHANGE, CHANGE IN CONTROL, NAME CHANGE AND REVERSE STOCK SPLIT

PROPOSALS ARE ALL APPROVED.

VITAL THERAPIES STOCKHOLDERS – PLEASE VOTE TODAY!

Failure to vote or an abstention from voting will have the same effect as a vote “AGAINST” the business combination and related proposals. All stockholders are asked to vote “FOR” all proposals as soon as possible.

If you are a Vital Therapies stockholder and you have questions or require assistance in submitting your proxy or voting your shares, please contact the Company’s proxy solicitor:

ADVANTAGE PROXY, INC.

Toll Free: 1-877-870-8565

Collect:  1-206-870-8565

Email: ksmith@advantageproxy.com